                                                                    EXHIBIT 10.1

                                   LANCE, INC.

          2000 ANNUAL CORPORATE PERFORMANCE INCENTIVE PLAN FOR OFFICERS


Purposes and               The primary purposes of the 2000 Annual Corporate
Introduction               Performance Incentive Plan for Officers are to:

                           o        Motivate behaviors that lead to the
                                    successful achievement of specific financial and operations goals that support Lance's stated business strategy.

                           o Emphasize link between participants' performance and rewards for meeting predetermined, specific goals.

                           o Improve the competitiveness of total cash pay opportunities.

                           o Help establish performance orientation at Lance and communicate to employees that greater responsibility carries greater rewards because more pay is "at risk."

                           For 2000, participants will be eligible to earn incentive awards based on Company performance in Earnings Per Share (EPS) and Lance Co. operating profit.

                           To achieve the maximum motivational impact, plan goals and the rewards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2000 Plan is approved by the Compensation/Stock Option Committee of the Board of Directors.

                           Each participant will be assigned a Target Incentive Award, stated as a percent of Base Salary. The Target Incentive Award, or a greater or lesser amount, will be earned at the end of the plan year based on the attainment of predetermined goals.

                           Following year-end, 100% of the awards earned will be paid to participants in cash.

Plan Year                  The period over which performance will be measured is
                           the Company's fiscal year.

Eligibility and            Eligibility in the Plan is limited to Officers who
Participation              are key to Lance's success. The Compensation/Stock
                           Option Committee of the Board of Directors will review and approve participants nominated by the President and CEO. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

                           Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates.

                           Attachment A includes the list of 2000 participants approved by the Compensation/Stock Option Committee at its January 10, 2000 meeting.

Target Incentive Awards    Each participant will be assigned a Target Incentive
                           Award expressed as a percentage of his or her Base
                           Salary. Participants may be assigned Target Incentive
                           Awards by position by salary level or based on other factors as determined by the President and CEO.

                           Target Incentive Awards will be reevaluated at least every other year, if not annually. If the job duties of a position change during the year, or Base Salary is increased significantly, the Target Incentive Award shall be revised as appropriate.

                           Attachment A lists the Target Incentive Award for each participant for the 2000 Plan Year. These Awards will be reviewed and adjusted annually by the Compensation/Stock Option Committee. Target Incentive Awards will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant's Target Incentive Award by the appropriate percentage (based on financial performance for the year, as described below).

Individual Performance     Each Officer (other than those named in the last
                           sentence of this paragraph and the first sentence of the next paragraph) will receive 90% of his or her Incentive Award based on the Target Incentive Award calculations based on Earnings Per Share. The remaining 10% of each Officer's Incentive Award will be based upon the determination by the Compensation/Stock Option Committee in its discretion as to the individual performance of the Officer in meeting his or her individual goals for the year. For the Controller, the Treasurer and the Secretary, up to 25% of the Incentive Award may be based on individual performance. There will be no individual performance incentives for the officers named in the first sentence of the next paragraph.

Performance Measures       The 2000 financial performance measure will be
and Weightings             Earnings Per Share except that for the Vice
                           President/President of Lance Co. the financial performance measures will be 25% Earnings Per Share and 75% Lance Co. operating profit and for the Vice
                           President - Sales, the Vice President - Marketing and the Assistant Vice President/Vice President of
                           Financial Services for Lance Co. the financial performance measures will be 10% Earnings Per Share and 90% Lance Co. operating profit. Specific goals and related payouts are shown below.

                                        2000 Goals and Related Payouts
                           --------------------------------------------------------
                                                       Payout as Percent
Performance Measure        Goal                        of Target Award
-----------------------------------------------------------------------------------
Corporate EPS
Minimum                    2000 Annual EPS: $*         50% (if met at minimum)
                                                       If minimum is not met, no
                                                       payouts will be earned

Target                     2000 Annual EPS: $*         100% (if met at target)

Maximum                    2000 Annual EPS: $*         200% (if met at maximum)

Lance Co. Operating Profit

Minimum                    2000 Annual Operating       50% (if met at minimum)
                           Profit:  $* million         If minimum is not met, no
                                                       payouts will be earned

Target                     2000 Annual Operating       100% (if met at target)
                           Profit:  $* million

Maximum                    2000 Annual Operating       200% (if met at maximum)
                           Profit:  $* million
-----------------------------------------------------------------------------------

[*Targets not required to be disclosed.]

                           Percent of payout will be determined on a straight line basis between minimum and maximum. There will be no payouts based on Earnings Per Share if 2000 Annual EPS is less than $* and there will be no payouts based on Lance Co. operating profit if Lance Co. operating profit is less than $* million.

                           The performance measures, specific numerical goals and the role of individual performance in determining final payouts will be communicated to each participant at the beginning of the year. Final performance awards will be calculated after the Committee has reviewed the Company's audited financial statements for 2000 and determined the performance level achieved.


                           Minimum, Target and Maximum levels will be defined at the beginning of each year for each performance measure.

                           The following definitions for the terms Maximum, Target and Minimum should help Lance set the goals for each year, as well as evaluate the payouts:

                           o Maximum: Excellent; deserves an above-market bonus

                           o        Target: Normal or expected performance;
                                    deserves market level bonus

                           o Minimum: Lowest level of performance deserving payment above base salary; deserves below market bonus

                           o Below minimum: Deserves no additional pay beyond base salary

Form and Timing of         Final award payments will be made in cash as soon as
Payments                   practicable after award amounts are approved by the
                           Compensation/Stock Option Committee of the Board of
                           Directors. All awards will be rounded to the nearest
                           $100.

Change In Status           In the event that a participant changes positions
                           during the plan year, whether due to promotion, demotion or lateral move, at the discretion of the President and CEO, awards may be prorated for the year based on the length of time in each position.

                           An employee hired into an eligible position during the year may participate in the plan for the balance of the year on a pro rata basis.

Certain Terminations       In the event a participant voluntarily terminates
of Employment              employment or is terminated involuntarily before the
                           end of the year, any award will be forfeited. In the event of death, permanent disability, or normal or early retirement, the award will be paid on a pro rata basis after the end of the plan year. Awards otherwise will be calculated on the same basis as for other participants, except that any adjustment for individual performance will be based on performance prior to the termination of employment.

Change In Control          In the event of a Change in Control, pro rata payouts
                           will be made at the greater of (1) Target or (2) actual results for the year-to-date, based on the number of days in the plan year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

                           For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this plan, the Van Every Family shall mean the lineal descendants of Salem A. Van Every, Sr., whether by blood or adoption, and their spouses.

Withholding                The Company shall withhold from award payments any
                           Federal, foreign, state, or local income or other taxes required to be withheld.

Communications             Progress reports should be made to participants
                           quarterly showing the year-to-date performance results and the percentage of target awards that would be earned if results remain at that level for the entire year.

Executive Officers         Notwithstanding any provisions to the contrary above,
                           participation, Target Incentive Awards and prorations for executive officers, including the President and CEO, shall be approved by the Compensation/Stock
                           Option Committee.

Governance                 The Compensation/Stock Option Committee of the Board
                           of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan.
                           Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance goals and final award determination. The decisions of the Committee shall be conclusive and binding on all participants.

                                  ATTACHMENT A



   Name                    Title                              Award      Target
   ----                    -----                              -----      ------

P. A. Stroup, III          President & CEO                    *%         $*

R. G. Tucker               Vice President and                 *%         $*
                             President, Lance Co.

L. R. Gragnani, Jr.        Vice President                     *%         $*
                            - Information Technology/CIO

E. D. Leake                Vice President                     *%         $*
                            - Human Resources

B. C. Preslar              Vice President                     *%         $*
                            - Finance/CFO

D. J. Sidari               Vice President                     *%         $*
                            - Sales

G. W. Venner               Vice President                     *%         $*
                            - Marketing

J. C. Melton               Assistant Vice President           *%         $*

D. R. Perzinski            Treasurer                          *%         $*

M. E. Wicklund             Controller and                     *%         $*
                           Assistant Secretary

R. S. Carles               Secretary/Counsel                  *%         $*

[*Target awards omitted for participants as targets not required to be disclosed.]